Exhibit 3.1.d
CERTIFICATE OF LIMITED PARTNERSHIP
OF
SABINE PRODUCTION PARTNERS, LP
The undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (“DRULPA”), does hereby certify as follows:
1. The name of the limited partnership is “Sabine Production Partners, LP”.
2. The address of the limited partnership’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of the limited partnership’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.
3. The name and business address of the sole general partner of the limited partnership is:
Sabine Production Management, LLC
210 West Sixth Street
Suite 1206
Fort Worth, Texas 76102
4. This Certificate of Limited Partnership is executed and filed in accordance with Section 17-217 of DRULPA for the purpose of, and in connection with, the simultaneous filing of a Certificate of Conversion, effecting the conversion of a Texas limited partnership named “Sabine Production Partners, LP” into the domestic limited partnership formed by this Certificate of Limited Partnership.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Sabine Production Partners, LP, on this 16th day of June 2005.
SABINE PRODUCTION MANAGEMENT, LLC,
a Texas limited liability company,
in its capacity as sole general partner

By:	Sabine Production Operating, LLC, a Texas limited liability company, in its capacity as Manager

By:	Haddock Enterprises, LLC, a Texas limited liability company, in its capacity as Manager

By:	/s/ Gerald W. Haddock Gerald W. Haddock, its President